Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form F-3, as amended (File Number: 333-273066), of our report dated July 30, 2024, with respect to the consolidated balance sheets of TOP Financial Group Limited and its subsidiaries as of March 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2024, 2023 and 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

July 30, 2024